Exhibit 99.15
Ferrellgas, Inc. and
Subsidiaries
Consolidated Financial Statements and
Report of Independent Registered Public
Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholder of
Ferrellgas, Inc. and Subsidiaries
Overland Park, Kansas
We have audited the accompanying consolidated balance sheets of Ferrellgas, Inc. and subsidiaries (the “Company”) as of July 31, 2008 and 2007, and the related consolidated statements of earnings, stockholder’s equity (deficiency), and cash flows for each of the three years in the period ended July 31, 2008.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Ferrellgas, Inc. and subsidiaries as of July 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 2008, in conformity with accounting principles generally accepted in the United States of America.
/s/ DELOITTE & TOUCHE LLP
Kansas City, Missouri
October 22, 2008

FERRELLGAS, INC. AND SUBSIDIARIES
(a wholly-owned subsidiary of Ferrell Companies, Inc.)
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	July 31,
ASSETS	2008	2007
Current assets:
Cash and cash equivalents	$17,495	$21,440
Accounts and notes receivable (net of allowance for doubtful accounts of $5,977 and $4,358 in 2008 and 2007, respectively)	145,081	118,320
Inventories	152,301	113,807
Price risk management assets	26,086	5,097
Prepaid expenses and other current assets	10,933	11,685

Total current assets	351,896	270,349

Property, plant and equipment, net	731,179	768,246
Goodwill	483,147	483,689
Intangible assets, net	225,273	246,283
Other assets, net	18,687	17,874

Total assets	$1,810,182	$1,786,441

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIENCY)

Current liabilities:
Accounts payable	$71,348	$62,103
Short-term borrowings	125,729	57,779
Other current liabilities	107,851	107,231

Total current liabilities	304,928	227,113

Long-term debt	1,034,719	1,011,751
Deferred income taxes	5,903	5,402
Other liabilities	18,651	18,873
Contingencies and commitments (Note L)	—	—
Minority interest	358,706	417,904
Parent investment in subsidiary	152,006	180,160

Stockholder’s equity (deficiency):
Common stock, $1 par value; 10,000 shares authorized; 990 shares issued	1	1
Additional paid-in-capital	20,714	20,429
Note receivable from parent	(144,926)	(145,231)
Retained earnings	40,938	45,303
Accumulated other comprehensive income	18,542	4,736

Total stockholder’s equity (deficiency)	(64,731)	(74,762)

Total liabilities and stockholder’s equity (deficiency)	$1,810,182	$1,786,441

See notes to consolidated financial statements.

FERRELLGAS, INC. AND SUBSIDIARIES
(a wholly-owned subsidiary of Ferrell Companies, Inc.)
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands)

	For the year ended July 31,
	2008	2007	2006
Revenues:
Propane and other gas liquids sales	$2,055,281	$1,757,423	$1,697,940
Other	235,408	235,017	197,530

Total revenues	2,290,689	1,992,440	1,895,470

Cost and expenses:
Cost of product sold — propane and other gas liquids sales	1,491,918	1,147,169	1,109,177
Cost of product sold — other	136,478	157,223	122,450
Operating expense	372,098	380,854	374,871
Depreciation and amortization expense	87,736	89,596	87,166
General and administrative expense	45,612	44,870	47,689
Equipment lease expense	24,478	26,142	27,320
Employee stock ownership plan compensation charge	12,413	11,225	10,277
Loss on disposal of assets and other	11,250	10,822	7,539

Operating income	108,706	124,539	108,981

Interest expense	(86,712)	(87,956)	(84,235)
Interest income	1,062	3,173	2,068

Earnings before income taxes, minority interest and parent investment in subsidiary	23,056	39,756	26,814

Income tax expense	165	6,472	3,563
Minority interest	25,991	31,374	25,445
Parent investment in subsidiary	(1,545)	3,070	(683)

Net loss	$(1,555)	$(1,160)	$(1,511)

See notes to consolidated financial statements.

FERRELLGAS, INC. AND SUBSIDIARIES
(a wholly-owned subsidiary of Ferrell Companies, Inc.)
CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY (DEFICIENCY)
(in thousands, except share data)

						Accumulated other			Total
				Note		comprehensive income (loss)			stock-
	Number of		Additional	receivable			Currency		holder's
	common	Common	paid-in	from	Retained	Risk	translation	Pension	equity
	shares	stock	capital	parent	earnings	management	adjustment	liability	(deficiency)
July 31, 2005	990	$1	$18,654	$(147,378)	$53,491	$70	$65	$(747)	$(75,844)
Distributions to parent	—	—	—	—	(2,711)	—	—	—	(2,711)
Decrease in loan to parent	—	—	—	1,777	—	—	—	—	1,777
Contribution in connection with ESOP and stock-based compensation charges	—	—	243	—	—	—	—	—	243
Contribution in connection with acquisitions	—	—	256	—	—	—	—	—	256
Contribution related to exercise of options of subsidiary	—	—	32	—	—	—	—	—	32
Other cash contributions from parent	—	—	22	—	—	—	—	—	22
Comprehensive income:
Net loss	—	—	—	—	(1,511)	—	—	—	(1,511)
Other comprehensive income:
Net earnings on risk management derivatives	—	—	—	—	—	2,540	—	—
Reclassification of derivatives to earnings	—	—	—	—	—	(484)	—	—
Foreign currency translation adjustments	—	—	—	—	—	—	(29)	—
Tax effect on forgeign currency translation adjustments	—	—	—	—	—	—	(15)	—
Pension liability adjustment	—	—	—	—	—	—	—	(20)	1,992

Comprehensive income									481

July 31, 2006	990	1	19,207	(145,601)	49,269	2,126	21	(767)	(75,744)
Distributions to parent	—	—	—	—	(2,806)	—	—	—	(2,806)
Decrease in loan to parent	—	—	—	370	—	—	—	—	370
Contribution in connection with ESOP and stock-based compensation charges	—	—	242	—	—	—	—	—	242
Contribution in connection with equity offerings of subisidary	—	—	895	—	—	—	—	—	895
Contribution in connection with acquisitions	—	—	54	—	—	—	—	—	54
Contribution related to exercise of options of subsidiary	—	—	11	—	—	—	—	—	11
Other cash contributions from parent	—	—	20	—	—	—	—	—	20
Comprehensive income:
Net loss	—	—	—	—	(1,160)	—	—	—	(1,160)
Other comprehensive income:
Net earnings on risk management derivatives	—	—	—	—	—	5,055	—	—
Reclassification of derivatives to earnings	—	—	—	—	—	(2,126)	—	—
Foreign currency translation adjustments	—	—	—	—	—	—	14	—
Tax effect on forgeign currency translation adjustments	—	—	—	—	—	—	(5)	—
Pension liability adjustment	—	—	—	—	—	—	—	418	3,356

Comprehensive income									2,196

July 31, 2007	990	$1	$20,429	$(145,231)	$45,303	$5,055	$30	$(349)	$(74,762)
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FERRELLGAS, INC. AND SUBSIDIARIES
(a wholly-owned subsidiary of Ferrell Companies, Inc.)
CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY (DEFICIENCY)
(in thousands, except share data)

						Accumulated other			Total
				Note		comprehensive income (loss)			stock-
	Number of		Additional	receivable			Currency		holder's
	common	Common	paid-in	from	Retained	Risk	translation	Pension	equity
	shares	stock	capital	parent	earnings	management	adjustment	liability	(deficiency)
July 31, 2007	990	$1	$20,429	$(145,231)	$45,303	$5,055	$30	$(349)	$(74,762)

Distributions to parent	—	—	—	—	(2,810)	—	—	—	(2,810)

Decrease in loan to parent	—	—	—	305	—	—	—	—	305

Contribution in connection with ESOP and stock-based compensation charges	—	—	284	—	—	—	—	—	284

Contribution related to exercise of options of subsidiary	—	—	1	—	—	—	—	—	1

Comprehensive income:
Net loss	—	—	—	—	(1,555)	—	—	—	(1,555)
Other comprehensive income:
Net earnings on risk management derivatives	—	—	—	—	—	18,749	—	—
Reclassification of derivatives to earnings	—	—	—	—	—	(5,055)	—	—
Foreign currency translation adjustments	—	—	—	—	—	—	(10)	—
Tax effect on foreign currency translation adjustments	—	—	—	—	—	—	6	—
Pension liability adjustment	—	—	—	—	—	—	—	116	13,806

Comprehensive income									12,251

July 31, 2008	990	$1	$20,714	$(144,926)	$40,938	$18,749	$26	$(233)	$(64,731)

See notes to consolidated financial statements.

FERRELLGAS, INC. AND SUBSIDIARIES
(a wholly-owned subsidiary of Ferrell Companies, Inc.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the year ended July 31,
	2008	2007	2006
Cash flows from operating activities:
Net loss	$(1,555)	$(1,160)	$(1,511)
Reconciliation of net loss to net cash provided by operating activities:
Depreciation and amortization expense	87,736	89,596	87,166
Employee stock ownership plan compensation charge	12,413	11,225	10,277
Stock-based compensation charge	1,816	889	1,863
Loss on disposal of assets	4,820	4,232	1,188
Loss on transfer of accounts receivable related to the accounts receivable securitization	10,548	10,384	10,075
Minority interest	25,991	31,374	25,445
Parent investment in subsidiary	(1,545)	3,070	(683)
Deferred income tax expense (benefit)	(1,813)	2,783	(585)
Other	6,402	4,719	5,971
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts and notes receivable, net of securitization	(48,606)	1,105	(20,412)
Inventories	(40,920)	40,984	(57,334)
Prepaid expenses and other current assets	752	1,527	(2,338)
Accounts payable	8,523	(21,295)	18,491
Accrued interest expense	(3,572)	(1,353)	472
Other current liabilities	(2,294)	(26,426)	8,932
Other liabilities	151	819	184
Accounts receivable securitization:
Proceeds from new accounts receivable securitizations	103,000	100,000	107,000
Proceeds from collections reinvested in revolving period accounts receivable securitizations	1,365,655	1,156,214	1,184,987
Remittances of amounts collected as servicer of accounts receivable securitizations	(1,456,655)	(1,265,214)	(1,287,987)

Net cash provided by operating activities	70,847	143,473	91,201

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(191)	(31,688)	(21,231)
Capital expenditures — technology initiative	—	—	(915)
Capital expenditures — other	(43,823)	(46,667)	(42,451)
Proceeds from sale of assets	10,874	9,830	18,950
Other	(2,991)	(6,540)	(5,595)

Net cash used in investing activities	(36,131)	(75,065)	(51,242)

Cash flows from financing activities:
Distributions paid to parent by subsidiary-common unitholders	(40,552)	(40,552)	(36,768)
Distributions paid to minority interest by subsidiary-common unitholders	(85,263)	(85,146)	(84,104)
Distributions paid to parent	(2,810)	(2,806)	(2,711)
Issuance of common units of subsidiary	—	44,319	—
Proceeds from increase in long-term debt	115,249	74,568	45,453
Reductions in long-term debt	(92,985)	(60,942)	(3,050)
Net additions in loan to parent	—	149	1,777
Net additions to short-term borrowings	67,950	5,132	32,847
Proceeds from exercise of options of subsidiary	76	1,025	3,124
Cash paid for financing costs	(383)	(367)	(375)
Cash contributed by parent — other	67	470	22

Net cash used in financing activities	(38,651)	(64,150)	(43,785)

Effect of exchange rate changes on cash	(10)	14	(29)
Increase (decrease) in cash and cash equivalents	(3,945)	4,272	(3,855)
Cash and cash equivalents — beginning of period	21,440	17,168	21,023

Cash and cash equivalents — end of period	$17,495	$21,440	$17,168

See notes to consolidated financial statements.

FERRELLGAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise designated)
A. Partnership organization and formation
The accompanying consolidated financial statements and related notes present the consolidated financial position, results of operations and cash flows of Ferrellgas, Inc. (the “Company”), its subsidiaries, which include its general partnership interest in both Ferrellgas Partners, L.P. (“Ferrellgas Partners”) and Ferrellgas, L.P. (the “operating partnership”). The Company is a wholly-owned subsidiary of Ferrell Companies, Inc., (“Ferrell” or “Parent”).
Ferrellgas Partners was formed on April 19, 1994, and is a publicly traded limited partnership, owning an approximate 99% limited partner interest in the operating partnership. Ferrellgas Partners and the operating partnership, collectively referred to as (“Ferrellgas,”) are both Delaware limited partnerships and are governed by their respective partnership agreements. Ferrellgas Partners was formed to acquire and hold a limited partner interest in the operating partnership. The operating partnership was formed to acquire, own and operate the propane business and assets of the Company. The Company has retained a 1% general partner interest in Ferrellgas Partners and also holds an approximate 1% general partner interest in the operating partnership, representing an effective 2% general partner interest in Ferrellgas on a combined basis. As general partner, it performs all management functions required by Ferrellgas.
Concurrent with the closing of the Ferrellgas Partner initial public offering in 1994, the Company contributed all of its propane business and assets to Ferrellgas Partners in exchange for 17,593,721 common units and Incentive Distribution Rights as well as an effective 2% general partner interest in Ferrellgas Partners and the operating partnership on a combined basis.
In July 1998, the Company transferred its entire limited partnership ownership of Ferrellgas Partners to Ferrell. In July 1998, 100% of the outstanding common stock of Ferrell was purchased primarily from Mr. James E. Ferrell (“Mr. Ferrell”) and his family by a newly created leveraged employee stock ownership trust (“ESOT”) established pursuant to the Ferrell Companies Employee Stock Ownership Plan (“ESOP”). The purpose of the ESOP is to provide employees of the Company an opportunity for ownership in Ferrell and indirectly in Ferrellgas. As contributions are made by Ferrell to the ESOT in the future, shares of Ferrell are allocated to the employees’ ESOP accounts.
On December 17, 1999, Ferrellgas Partners’ partnership agreement was amended to allow for the issuance of a newly created senior unit. As amended, the senior units were to be paid quarterly distributions in cash equivalent to 10% per annum of their liquidation value, or $4 per senior unit. Additionally, the holder of the senior units could convert any outstanding senior units into common units beginning on the earlier of June 29, 2005 or upon the occurrence of a “material event” as such term is defined by Ferrellgas Partners’ partnership agreement. On June 30, 2005, the senior units, owned by JEF Capital Management, Inc. (“JEF Capital”), were converted to common units. JEF Capital is beneficially owned by Mr. Ferrell.
On June 5, 2000, Ferrellgas Partners’ partnership agreement was amended to allow the Company to have an option to maintain its effective 2% general partner interest concurrent with the issuance of other additional equity. Prior to this amendment, the Company was required to make capital contributions to maintain its effective 2% general partner interest concurrent with the issuance of any additional equity. Also as part of this amendment, the Company’s interest in Ferrellgas Partner’s common units became represented by newly created general partner units.

On March 7, 2005, Ferrellgas Partners amended its partnership agreement to extend an existing agreement with Ferrell concerning the distribution priority on common units owned by public investors over those owned by Ferrell. This provision was extended to April 30, 2010 and allows Ferrellgas Partners to defer distributions on the common units held by Ferrell up to an aggregate outstanding amount of $36.0 million. There have been no deferrals to date.
B. Summary of significant accounting policies
(1) Nature of operations: The Company is a holding entity that conducts no operations and has two subsidiaries, Ferrellgas Partners and Ferrellgas Acquisitions Company, LLC (“Ferrellgas Acquisitions Company”). The Company owns a 100% equity interest in Ferrellgas Acquisitions Company, whose only purpose is to acquire the tax liabilities of acquirees of Ferrellgas. The Company owns a 1% general partnership interest in Ferrellgas Partners. The operating partnership is the only operating subsidiary of Ferrellgas Partners.
Ferrellgas is engaged primarily in the distribution of propane and related equipment and supplies primarily in the United States. The propane distribution market is seasonal because propane is used primarily for heating in residential and commercial buildings. Ferrellgas serves approximately one million residential, industrial/commercial, portable tank exchange, agricultural and other customers in all 50 states, the District of Columbia and Puerto Rico.
(2) Accounting estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates. Significant estimates impacting the consolidated financial statements include accruals that have been established for contingent liabilities, pending claims and legal actions arising in the normal course of business, useful lives of property, plant and equipment assets, residual values of tanks, capitalization of customer tank installation costs, amortization methods of intangible assets, valuation methods used to value sales returns and allowances, allowance for doubtful accounts, derivative commodity contracts and stock and unit-based compensation calculations.
(3) Principles of consolidation: The accompanying consolidated financial statements include the Company’s accounts and those of its wholly-owned subsidiary, Ferrellgas Acquisitions Company, Ferrellgas Partners and the operating partnership, after elimination of all material intercompany accounts and transactions. The accounts of Ferrellgas Partners and the operating partnership are included based on the determination that the Company possesses a controlling financial interest through its ability to exert control over Ferrellgas Partners and the operating partnership and that their balances are consolidated with the Company.
Minority interest includes limited partner interests in Ferrellgas Partners’ common units held by the public. See Note J – Minority interest – for related discussion about the activity in minority interest. Minority interest expense includes allocations of income (loss) and distributions in excess of its basis, if any. Parent investment in subsidiary in the consolidated statements of earnings includes allocations of income (loss) associated with the common units held by Ferrell. The limited partner interest owned by Ferrell is reflected as “Parent investment in subsidiary” in the consolidated balance sheets.

(4) Cash and cash equivalents and non-cash activities: For purposes of the consolidated statements of cash flows, the Company considers cash equivalents to include all highly liquid debt instruments purchased with an original maturity of three months or less. Significant non-cash activities are presented below:

	For the year ended July 31,
	2008	2007	2006
CASH PAID FOR:
Interest	$88,380	$87,035	$81,592
Income taxes	$3,884	$3,862	$1,063
NON-CASH INVESTING ACTIVITIES:
Issuance of common units of subsidiary in connection with acquisitions	$—	$2,751	$12,372

Assumption of liabilities in connection with acquisitions	$—	$2,426	$4,883

Property, plant and equipment additions	$1,970	$1,187	$1,443
(5) Accounts receivable securitization: The Company has agreements to transfer, on an ongoing basis, certain of its trade accounts receivable through an accounts receivable securitization facility and retains servicing responsibilities as well as a retained interest related to a portion of the transferred receivables. The related receivables are removed from the consolidated balance sheet and a retained interest is recorded for the amount of receivables sold in excess of cash received. The retained interest is included in “Accounts and notes receivable” in the consolidated balance sheets.
The Company determines the fair value of its retained interest based on the present value of future expected cash flows using management’s best estimates of various factors, including credit loss experience and discount rates commensurate with the risks involved. These assumptions are updated periodically based on actual results; therefore, the estimated credit loss and discount rates utilized are materially consistent with historical performance. Due to the short-term nature of the Company’s trade receivables, variations in the credit and discount assumptions would not significantly impact the fair value of the retained interests. Costs associated with the sale of receivables are included in “Loss on disposal of assets and other” in the consolidated statements of earnings. See Note E – Accounts receivable securitization – for further discussion of these transactions.
(6) Inventories: Inventories are stated at the lower of cost or market using weighted average cost and actual cost methods.
(7) Property, plant and equipment: Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for maintenance and routine repairs are expensed as incurred. The Company capitalizes computer software, equipment replacement and betterment expenditures that upgrade, replace or completely rebuild major mechanical components and extend the original useful life of the equipment. Depreciation is calculated using the straight-line method based on the estimated useful lives of the assets ranging from two to 30 years. The Company, using its best estimates based on reasonable and supportable assumptions and projections, reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of its assets might not be recoverable. See Note D – Supplemental financial statement information – for further discussion of property, plant and equipment.
(8) Goodwill: The Company records goodwill as the excess of the cost of acquisitions over the fair value of the related net assets at the date of acquisition. Goodwill is tested for impairment annually on January 31, or more frequently if circumstances dictate, and if impaired, written off against earnings at that time. The Company has not recognized any impairment losses as a result of these tests. For purposes of the Company’s goodwill impairment test, the Company has determined that it has one reporting unit. The Company assesses the carrying value of goodwill at its reporting unit based on an estimate of the fair value of the reporting unit. Fair value of the reporting unit is estimated using a market value approach taking into consideration the quoted market price of Ferrellgas Partners’ common units.
(9) Intangible assets: Intangible assets with finite useful lives, consisting primarily of customer lists, non-compete agreements and patented technology, are stated at cost, net of accumulated amortization calculated using the straight-line method over periods ranging from two to 15 years. Trade names and trademarks have indefinite lives, are not amortized, and are stated at cost. The Company tests finite-lived intangible assets for impairment when events or changes in circumstances indicate that the carrying amount of these assets might not be recoverable. The Company tests indefinite lived intangible assets for impairment annually on January 31 or more frequently if circumstances dictate. The Company has not recognized impairment losses as a result of these tests. When necessary, intangible assets’ useful lives are revised and the impact on amortization reflected on a prospective basis. See Note F – Goodwill and intangible assets, net – for further discussion of intangible assets.
(10) Derivatives and hedging activities: The Company’s overall objective for entering into derivative contracts, including commodity options and swaps, is to hedge exposures to product purchase price risk. These derivative contracts are formally designated and documented as a hedge of a specific underlying exposure, as well as the risk management objectives and strategies for undertaking the hedge transaction. Because of the high degree of correlation between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the derivative instrument are generally offset by changes in the anticipated cash flows of the underlying exposure being hedged. The fair value of these derivatives fluctuates over the length of the contracts. These fair value amounts should not be viewed in isolation, but rather in relation to the anticipated cash flows of the underlying hedged transaction and the overall reduction in our risk relating to adverse fluctuations in propane prices. The Company formally assesses, both at inception and at least quarterly thereafter, whether the financial instruments that are used in hedging transactions are effective at offsetting changes in the anticipated cash flows of the related underlying exposures. Any ineffective portion of a financial instrument’s change in fair value is recognized in “Cost of product sold — propane and other gas liquids sales” in the consolidated statement of earnings. The Company also enters into derivative contracts that qualify for the normal purchases and normal sales exception under Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), as amended. Financial instruments formally designated and documented as a hedge of a specific underlying exposure are recorded at fair value and classified on the consolidated balance sheets as either “Price risk management assets” or “Other current liabilities.”
(11) Revenue recognition: Revenues from the distribution of propane and other gas liquids, including revenues from customer deposits and advances, are recognized by the Company at the time product is delivered to its customers. Other revenues, which include revenue from the sale of propane appliances and equipment is recognized at the time of delivery or installation. Revenues from repairs and maintenance are recognized upon completion of the service. The Company recognizes shipping and handling revenues and expenses for sales of propane, appliances and equipment at the time of delivery or installation. Shipping and handling revenues are included in the price of propane charged to customers, and are classified as revenue. Revenues from annually billed, non-refundable tank rentals are recognized on a straight-line basis over one year. Cooperative advertising program costs are recorded as a reduction to our revenue.
(12) Shipping and handling expenses: Shipping and handling expenses related to delivery personnel, vehicle repair and maintenance and general liability expenses are classified within operating expense on the statement of earnings. Depreciation expenses on delivery vehicles the Company owns are classified within depreciation and amortization expense. Delivery vehicles and distribution technology leased by the Company are classified within equipment lease expense. See Note D – Supplemental financial statement information – for the financial statement presentation of shipping and handling expenses.
(13) Cost of product sold: Cost of product sold – propane and other gas liquids sales includes all costs to acquire propane and other gas liquids, including the results from risk management activities related to supply procurement and transportation, the costs of storing and transporting inventory prior to delivery to the Company’s customers and the costs related to the refurbishment of the Company’s portable propane tanks. Cost of product sold – other primarily includes costs related to the sale of propane appliances and equipment.
(14) Operating expenses: Operating expenses primarily include the personnel, vehicle, delivery, handling, plant, office, selling, marketing, credit and collections and other expenses related to the retail distribution of propane and related equipment and supplies.
(15) General and administrative expenses: General and administrative expenses primarily include personnel and incentive expense related to executives and employees and other overhead expense related to centralized corporate functions.
(16) Unit and stock-based compensation:
Ferrellgas Unit Option Plan (“UOP”)
The UOP is authorized to issue options covering up to 1.35 million common units to employees of the Company or its affiliates. The Compensation Committee of the Board of Directors of the Company administers the UOP, authorizes grants of unit options thereunder and sets the unit option price and vesting terms of unit options in accordance with the terms of the UOP. No single officer or director of the Company may acquire more than 314,895 common units under the UOP. In general, the options currently outstanding under the UOP vest over a five-year period, and expire on the tenth anniversary of the date of the grant. The fair value of each option award is estimated on the date of grant using a binomial option valuation model. Expected volatility is based on the historical volatility of Ferrellgas Partners’ publicly-traded common units. Historical information is used to estimate option exercise and employee termination behavior. Due to the limited number of employees eligible to participate in the UOP, there is only one group of employees. The expected term of options granted is derived from historical exercise patterns and represents the period of time that options are expected to be outstanding. The risk free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. During the years ended July 31, 2008 and 2007, no compensation charge relating to the UOP was recognized as all options currently outstanding are fully vested. During the year ended July 31, 2006, the portion of the total non-cash compensation charge relating to the UOP was $0.3 million. There have been no awards granted pursuant to the UOP since fiscal 2001.
Ferrell Companies, Inc. Incentive Compensation Plan (“ICP”)

Ferrellgas accounts for stock options granted under the ICP according to the provisions of SFAS No. 123R. The ICP is not a Ferrellgas stock-compensation plan; however, in accordance with Ferrellgas’ partnership agreements, all employee-related costs incurred by Ferrell are allocated to Ferrellgas and therefore recognized in the Company’s consolidated statements of earnings. As a result, the Company incurs a non-cash compensation charge from Ferrell. During the years ended July 31, 2008, 2007 and 2006, the portion of the total non-cash compensation charge relating to the ICP was $1.8 million, $0.9 million and $1.9 million, respectively.
Ferrell Companies is authorized to issue options covering up to 6.25 million shares of Ferrell Companies common stock under the ICP. The ICP was established by Ferrell Companies to allow upper middle and senior level managers of the Company to participate in the equity growth of Ferrell. The shares underlying the stock options are common shares of Ferrell. The ICP stock options vest ratably over periods ranging from zero to 12 years or 100% upon a change of control of Ferrell, or the death, disability or retirement at the age of 65 of the participant. Vested options are exercisable in increments based on the timing of the retirement of Ferrell’s debt, but in no event later than 20 years from the date of issuance. The fair value of each option award is estimated on the date of grant using a binomial option valuation model.
(17) Income taxes: The Company is treated as a Subchapter S corporation for Federal income tax purposes and is liable for income tax in states that do not recognize Subchapter S status. The Company also indirectly owns five subsidiaries that are taxable corporations, each of which file separate income tax returns. Income taxes were computed as though each company filed its own tax return in accordance with the Company’s tax sharing agreement. Deferred income taxes are provided as a result of temporary differences between financial and tax reporting, as described in Note I – Income taxes – using the asset/liability method.
(18) Sales taxes: The Company accounts for the collection and remittance of sales tax on a net tax basis. As a result, these amounts are not reflected in the consolidated statements of earnings.
(20) Segment information: The Company is a single reportable operating segment engaging in the distribution of propane and related equipment and supplies to customers primarily in the United States.
(21) New accounting standards: SFAS No. 157, “Fair Value Measurements” defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This statement is effective for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of this standard during fiscal 2009 to have a significant impact on its financial position or results of operations.
SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” provides entities the irrevocable option to elect to carry most financial assets and liabilities at fair value with changes in fair value recorded in earnings. This statement is effective for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of this standard during fiscal 2009 to have a significant impact on its financial position or results of operations.
FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” provides a recognition threshold and measurement attribute for the recognition and measurement of a tax position taken or expected to be taken in a tax return and also provides guidance on derecognition, classification, treatment of interest and penalties, and disclosure. The adoption of this interpretation during fiscal 2008 did not have a significant impact to the Company.
SFAS No. 141(R) “Business Combinations” (a replacement of SFAS No. 141, “Business Combinations”) establishes principles and requirements for how the acquirer in a business combination recognizes and measures the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, how the acquirer recognizes and measures goodwill or a gain from a bargain purchase (formerly negative goodwill) and how the acquirer determines what information to disclose. This statement is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently evaluating the potential impact of this statement.
SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements” establishes accounting and reporting standards for the noncontrolling interest (formerly minority interest) in a subsidiary and for the deconsolidation of a subsidiary and it clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity. This statement is effective for fiscal years beginning on or after December 15, 2008. The Company is currently evaluating the potential impact of this statement.
SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities, an Amendment to FASB Statement No. 133” enhances disclosure requirements for derivative instruments and hedging activities. This statement is effective for fiscal years and interim periods beginning on or after November 15, 2008. The Company is currently evaluating the potential impact of this statement.
C. Business combinations
Business combinations are accounted for under the purchase method and the assets acquired and liabilities assumed are recorded at their estimated fair market values as of the acquisition dates. The results of operations are included in the consolidated statements of earnings from the date of acquisition. The pro forma effect of these transactions was not material to Ferrellgas’ results of operations.
During fiscal 2008, the Company had no acquisitions of propane distribution assets.
During fiscal 2007, the Company acquired propane distribution assets with an aggregate value of $36.2 million in the following nine transactions:
•	Pacer-Valley Propane, LLC, based in California, acquired August 2006;

•	Lake Propane, based in California, acquired August 2006;

•	Pacific Propane Service, Inc., based in California, acquired August 2006;

•	Twin Ports Energy, Inc., based in Wisconsin, acquired October 2006;

•	Getman’s Gas Company, Inc., based in New York, acquired October 2006;

•	Yankee Gas, LLC, based in Massachusetts, acquired October 2006;

•	Great Dane Propane, Inc., based in Florida, acquired October 2006;

•	Puget Sound Propane, based in Washington, acquired December 2006; and

•	Reliance Bottle Gas, Inc., based in Ohio, acquired June 2007.
These acquisitions were funded by $31.7 million in cash payments, the issuances of $2.5 million of liabilities and other costs and considerations, and $2.0 million of Ferrellgas Partners’ common units, net of issuance costs.

     The aggregate fair values of these nine transactions were allocated as follows:

Customer tanks, buildings, land and other	$11,567
Non-compete agreements	2,072
Customer lists	18,178
Goodwill	3,649
Working capital	712

$36,178

The fair values and useful lives of assets acquired are based on an internal valuation and included only minor final valuation adjustments during the 12 month period after the date of acquisition.
During fiscal 2006, the Company acquired propane distribution assets with an aggregate value of $38.7 million in the following 11 transactions:
•	Norwest Propane, Inc., based in Washington, acquired September 2005;

•	Eastern Fuels, Inc., based in North Carolina, acquired November 2005;

•	Petro Star, Corp., based in New York, acquired December 2005;

•	Titan Propane, LLC (selected cylinder exchange assets), based in New York and New Jersey, acquired February 2006;

•	Empire Propane Cylinder, Inc., based in New York, acquired February 2006;

•	United Energy, Inc., based in Ohio, acquired March 2006;

•	Cal’s Propane Service, Inc., based in Oregon, acquired April 2006;

•	Gaines Propane, Inc., based in Tennessee, acquired April 2006;

•	Hometown Gas, Inc., based in Florida, acquired April 2006;

•	Denman Cylinder Exchange, Ltd. and The Denman Company, Ltd., based in Texas, acquired May 2006; and

•	Hampton Gas Company, Inc., based in South Carolina, acquired May 2006.
These acquisitions were funded by $21.2 million in cash payments, the issuance of 0.6 million Ferrellgas Partners’ common units valued at an aggregate of $12.4 million and the issuance of $5.1 million of liabilities and other costs and considerations, which included $1.8 million of contingent consideration.
The aggregate values of these 11 transactions were allocated as follows:

Current assets	$689
Customer tanks, buildings, land and other	9,640
Non-compete agreements	5,598
Customer lists	9,586
Goodwill	13,218
Other assets	15

$38,746

The fair values and useful lives of assets acquired are based on an internal valuation and included only minor final valuation adjustments during the 12 month period after the date of acquisition.

D. Supplemental financial statement information
Inventories consist of:

	2008	2007
Propane gas and related products	$128,776	$89,769
Appliances, parts and supplies	23,525	24,038

	$152,301	$113,807

In addition to inventories on hand, the Company enters into contracts primarily to buy propane for supply procurement purposes. Most of these contracts have terms of less than one year and call for payment based on market prices at the date of delivery. All supply procurement fixed price contracts have terms of fewer than 24 months. As of July 31, 2008, the Company had committed, for supply procurement purposes, to take net delivery of approximately 7.4 million gallons of propane at fixed prices.
Property, plant and equipment consist of:

	Estimated
	useful lives	2008	2007
Land	Indefinite	$30,840	$31,463
Land improvements	2-20	10,585	10,091
Buildings and improvements	20	63,777	63,472
Vehicles, including transport trailers	8-20	96,351	91,529
Bulk equipment and district facilities	5-30	97,489	95,908
Tanks, cylinders and customer equipment	2-30	834,555	840,586
Computer and office equipment	2-5	116,873	111,735
Construction in progress	n/a	9,575	9,281

		1,260,045	1,254,065
Less: accumulated depreciation		528,866	485,819

		$731,179	$768,246

Depreciation expense totaled $66.8 million, $67.0 million, and $64.9 million for fiscal 2008, 2007 and 2006, respectively.
    Other current liabilities consist of:

	2008	2007
Accrued interest	$19,875	$23,447
Accrued payroll	12,621	16,680
Accrued insurance	10,987	11,602
Customer deposits and advances	25,065	21,018
Other	39,303	34,484

	$107,851	$107,231

Loss on disposal of assets and other consist of:

	For the year ended July 31,
	2008	2007	2006
Loss on disposal of assets	$4,820	$4,232	$1,188
Loss on transfer of accounts receivable related to the accounts receivable securitization	10,548	10,384	10,075
Service income related to the accounts receivable securitization	(4,118)	(3,794)	(3,724)

Loss on disposal of assets and other	$11,250	$10,822	$7,539

Shipping and handling expenses are classified in the following consolidated statements of earnings line items:

	For the year ended July 31,
	2008	2007	2006
Operating expense	$171,938	$163,193	$148,125
Depreciation and amortization expense	5,096	5,308	5,837
Equipment lease expense	22,703	23,465	24,356

	$199,737	$191,966	$178,318

E. Accounts receivable securitization
The Company participates in an accounts receivable securitization facility. As part of this renewable 364-day facility, the Company transfers an interest in a pool of its trade accounts receivable to Ferrellgas Receivables a wholly-owned unconsolidated, special purpose entity, which sells its interest to a commercial paper conduit. The Company does not provide any guarantee or similar support to the collectability of these receivables. The Company structured the facility using a wholly-owned unconsolidated, qualifying special purpose entity in order to facilitate the transaction while complying with the Company’s various debt covenants. If the covenants are compromised, funding from the facility could be restricted or suspended, or its costs could increase. As a servicer, the Company remits daily to this special purpose entity funds collected on the pool of trade receivables held by Ferrellgas Receivables. The Company renewed the facility with JPMorgan Chase Bank, N.A. and Fifth Third Bank for an additional 364-day commitment during May 2008.
The Company transfers certain of its trade accounts receivable to Ferrellgas Receivables and retains an interest in a portion of these transferred receivables. As these transferred receivables are subsequently collected and the funding from the accounts receivable securitization facility is reduced, the Company’s retained interest in these receivables is reduced. The accounts receivable securitization facility consisted of the following:

	2008	2007
Retained interest	$22,753	$14,022
Accounts receivable transferred	$97,333	$76,250
The retained interest was classified as accounts and notes receivable on the consolidated balance sheets. The Company had the ability to transfer, at its option, an additional $11.8 million of its trade accounts receivable at July 31, 2008.

Other accounts receivable securitization disclosures consist of the following:

	For the year ended July 31,
	2008	2007	2006
Net non-cash activity	$6,430	$2,964	$2,579

Bad debt expense	$—	$202	$618
The net non-cash activity reported in the consolidated statements of earnings in “Loss on disposal of assets and other” approximates the financing cost of issuing commercial paper backed by these accounts receivable plus an allowance for doubtful accounts associated with the outstanding receivables transferred to Ferrellgas Receivables. The weighted average discount rate used to value the retained interest in the transferred receivables was 4.65% and 5.3% as of July 31, 2008 and 2007, respectively.
F. Goodwill and intangible assets, net
Goodwill and intangible assets, net consist of:

	July 31, 2008			July 31, 2007
	Gross	Accum-		Gross	Accum-
	carrying	ulated		carrying	ulated
	amount	amortization	Net	amount	amortization	Net
Goodwill, net	$483,147	$—	$483,147	$483,689	$—	$483,689
Intangible Assets, net
Amortized intangible assets
Customer lists	$363,242	$(207,107)	$156,135	$363,285	$(189,314)	$173,971
Non-compete agreements	43,042	(35,081)	7,961	43,043	(32,260)	10,783
Other	3,572	(1,502)	2,070	5,368	(2,945)	2,423

	409,856	(243,690)	166,166	411,696	(224,519)	187,177

Unamortized intangible assets
Trade names & trademarks	59,107	—	59,107	59,106	—	59,106

Total intangible assets, net	$468,963	$(243,690)	$225,273	$470,802	$(224,519)	$246,283

Customer lists have estimated lives of 15 years, while non-compete agreements and other intangible assets have estimated lives ranging from two to 10 years. The Company intends to utilize all acquired trademarks and trade names and does not believe there are any legal, regulatory, contractual, competitive, economical or other factors that would limit their useful lives. Therefore, trademarks and trade names have indefinite useful lives.
Aggregate amortization expense:

For the year ended July 31,
2008	$20,970
2007	22,553
2006	22,256

Estimated amortization expense:

For the year ended July 31,
2009	$19,855
2010	18,784
2011	18,627
2012	18,179
2013	17,628
G. Long-term debt
Long-term debt consists of:

	2008	2007
Senior notes
Fixed rate, Series C-E, ranging from 7.12% to 7.42% due 2008-2013 (1)	$204,000	$204,000
Fixed rate, 8.75%, due 2012, net of unamortized premium of $1,471 and $1,851 at July 31, 2008 and 2007, respectively (2)	269,471	269,851
Fixed rate, Series C, 8.87%, due 2009 (3)	73,000	163,000
Fixed rate, 6.75% due 2014, net of unamortized discount of $518 and $609 at July 31, 2008 and 2007, respectively (4)	249,482	249,391

Credit facilities, variable interest rates, expiring 2009 and 2010 (net of $125.7 million and $57.8 million classified as short-term borrowings at July 31, 2008 and 2007, respectively)	235,270	120,021

Notes payable, 7.9% weighted average interest rate in 2008 and 2007, due 2008 to 2016, net of unamortized discount of $1,160 and $1,647 at 2008 and 2007, respectively	5,864	8,395

Capital lease obligations	29	50

	1,037,116	1,014,708

Less: current portion, included in other current liabilities on the consolidated balance sheets	2,397	2,957

	$1,034,719	$1,011,751

(1)	The operating partnership’s fixed rate senior notes issued in August 1998 are general unsecured obligations of the operating partnership and rank on an equal basis in right of payment with all senior indebtedness of the operating partnership and are senior to all subordinated indebtedness of the operating partnership. The outstanding principal amount of the series C, D and E notes are due on August 1, 2008, 2010, and 2013, respectively. In general, the operating partnership does not have the option to prepay the notes prior to maturity without incurring prepayment penalties.

(2)	On September 24, 2002, Ferrellgas Partners issued $170.0 million of its fixed rate senior notes. On December 18, 2002, Ferrellgas Partners issued $48.0 million of its fixed rate senior notes with a debt premium of $1.7 million that will be amortized to interest expense through 2012. On June 10, 2004 Ferrellgas Partners issued $50.0 million of its fixed rate senior notes with a debt premium of $1.6 million that will be amortized to interest expense through 2012. The senior notes bear interest from the date of issuance, payable semi-annually in arrears on June 15 and December 15 of each year.

(3)	The operating partnership’s fixed rate senior notes issued in February 2000 are general unsecured obligations of the operating partnership and rank on an equal basis in right of payment with all senior indebtedness of the operating partnership and are senior to all subordinated indebtedness of the operating partnership. The outstanding principal amount of the C notes is due on August 1, 2009. In general, the operating partnership does not have the option to prepay the notes prior to maturity without incurring prepayment penalties.

(4)	The operating partnership’s fixed rate senior notes issued in April 2004 are general unsecured obligations of the operating partnership and rank on an equal basis in right of payment with all senior indebtedness of the operating partnership and are senior to all subordinated indebtedness of the operating partnership. The outstanding principal amount is due on May 1, 2014. In general, the operating partnership does not have the option to prepay the notes prior to maturity without incurring prepayment penalties.
During August 2007, the Company made a scheduled principal payment of $90.0 million of the 8.78% Series B senior notes using proceeds from borrowings on the unsecured credit facility due 2010.
During August 2006, the Company made scheduled principal payments of $37.0 million of the 7.08% Series B senior notes and $21.0 million of the 8.68% Series A senior notes using proceeds from borrowings on the unsecured credit facility due 2010.
During August, 2006, the Company used $46.1 million of proceeds from the issuance of Ferrellgas Partners’ common units, including Ferrellgas Partners’ unit option exercises, and cash to retire a portion of the $58.0 million borrowed under the unsecured credit facility.
Unsecured credit facilities
During August 2006, the operating partnership executed a Commitment Increase Agreement to its Fifth Amended and Restated Credit Agreement dated April 22, 2005, increasing the borrowing capacity available under the existing unsecured credit facility from $365.0 million to $375.0 million. This unsecured credit facility will mature on April 22, 2010, unless extended or renewed.
During May 2007, the operating partnership entered into a new unsecured credit facility with additional borrowing capacity of up to $150.0 million, which matures August 1, 2009, unless extended or renewed.
During April 2008, the operating partnership executed an amendment to its unsecured credit facility due April 22, 2010, increasing its borrowing capacity by $73.0 million and bringing total borrowing capacity for all unsecured credit facilities to $598.0 million.
The unsecured credit facilities are available for working capital, acquisition, capital expenditure, long-term debt repayment, and general partnership purposes. The existing unsecured $448.0 million credit facility due 2010 has a letter of credit sub-facility with availability of $90.0 million.
As of July 31, 2008, the operating partnership had total borrowings outstanding under its two unsecured credit facilities of $361.0 million. The Company classified $125.7 million of this amount as short-term borrowings since it was used to fund working capital needs that management intends to pay down within the next 12 months. These borrowings have a weighted average interest rate of 4.72%. As of July 31, 2007, the operating partnership had total borrowings outstanding under its unsecured credit facilities of $177.8 million. The Company classified $57.8 million of this amount as short-term borrowings since it was used to fund working capital needs that management had intended to pay down within the following 12 months. These borrowings had a weighted average interest rate of 7.21%.
The borrowings under the two unsecured credit facilities bear interest, at the operating partnership’s option, at a rate equal to either:
•	the base rate, which is defined as the higher of the federal funds rate plus 0.50% or Bank of America’s prime rate (as of July 31, 2008, the federal funds rate and Bank of America’s prime rate were 2.09% and 5.00%, respectively); or

•	the Eurodollar Rate plus a margin varying from 1.50% to 2.50% (as of July 31, 2008, the one-month and three-month Eurodollar Rates were 2.65% and 3.00%, respectively).
In addition, an annual commitment fee is payable on the daily unused portion of the unsecured credit facilities at a per annum rate varying from 0.375% to 0.500% (as of July 31, 2008, the commitment fee per annum rate was 0.375%).
Letters of credit outstanding, used primarily to secure obligations under certain insurance arrangements, and to a lesser extent, risk management activities and product purchases, totaled $42.3 million and $50.2 million at July 31, 2008 and 2007, respectively. At July 31, 2008, the operating partnership had $194.7 million of funding available. The operating partnership incurred commitment fees of $0.4 million, $0.6 million and $1.0 million in fiscal 2008, 2007 and 2006, respectively.
The senior notes and the credit facility agreements contain various restrictive covenants applicable to Ferrellgas and its subsidiaries, the most restrictive relating to additional indebtedness. In addition, Ferrellgas Partners is prohibited from making cash distributions of the minimum quarterly distribution if a default or event of default exists or would exist upon making such distribution, or if Ferrellgas Partners or the operating partnership fails to meet certain coverage tests. As of July 31, 2008, Ferrellgas Partners and the operating partnership are in compliance with all requirements, tests, limitations and covenants related to these debt agreements.
The scheduled annual principal payments on long-term debt are as follows:

Scheduled
annual principal
payments
For the year ended July 31,
2009	$54,397
2010	169,145
2011	82,995
2012	268,915
2013	360
Thereafter	461,511

Total	$1,037,323

The carrying amount of short-term financial instruments approximates fair value because of the short maturity of these instruments. The estimated fair value of the Company’s long-term debt was $1,098.4 million and $1,041.1 million as of July 31, 2008 and 2007, respectively. The fair value is estimated based on quoted market prices.
H. Derivatives
SFAS No. 133, as amended, requires all derivatives (with certain exceptions), whether designated in hedging relationships or not, to be recorded on the consolidated balance sheets at fair value. The Company records changes in the fair value of positions qualifying as cash flow hedges in accumulated other comprehensive income and changes in the fair value of other positions in the consolidated statements of earnings. Cash flow hedges are derivative financial instruments that hedge the exposure to variability in expected future cash flows attributable to a particular risk. Fair value hedges are derivative financial instruments that hedge the exposure to changes in the fair value of an asset or a liability or an identified portion thereof attributable to a particular risk.
The Company is exposed to price risk related to the purchase, storage, transport and sale of propane generally in the contract and spot markets from major domestic energy companies on a short-term basis. The Company’s costs fluctuate with the movement of market prices. This fluctuation subjects the Company to potential price risk, which the Company may attempt to minimize through the use of derivative financial instruments. The Company monitors its price exposure and utilizes derivative financial instruments to mitigate the risk of future price fluctuations. The Company uses derivative financial instruments to hedge a portion of its forecasted propane sales transactions for up to 24 months in the future. These derivative financial instruments are designated as cash flow hedges, thus the effective portions of changes in the fair value of the derivatives are recorded in other comprehensive income (“OCI”) and are recognized in the consolidated statements of earnings when the forecasted propane sales transaction impacts earnings. As of July 31, 2008, 2007 and 2006, the Company had the following cash flow hedge activity included in OCI in the consolidated statements of stockholder’s equity (deficiency):

	2008	2007	2006
Fair value adjustment classified as OCI	$18,749	$5,055	$2,540
Reclassification of net gains to statement of earnings	$(5,055)	$(2,126)	$(484)
Changes in the fair value of cash flow hedges due to hedge ineffectiveness, if any, are recognized in cost of product sold – propane and other gas liquids sales. During fiscal 2008, 2007, and 2006, the Company did not recognize any gain or loss in earnings related to hedge ineffectiveness and did not exclude any component of the derivative contract gain or loss from the assessment of hedge effectiveness related to these cash flow hedges. Additionally, the Company had no reclassifications to earnings resulting from discontinuance of any cash flow hedges arising from the probability of the original forecasted transactions not occurring within the originally specified period of time defined within the hedging relationship. The fair value of derivative financial instruments is classified on the consolidated balance sheets as both “Price risk management assets” and “Other current liabilities.” The Company expects to reclassify net gains of approximately $17.4 million to earnings during the next 12 months.
I. Income taxes
Income tax expense (benefit) consisted of the following:

	For the year ended July 31,
	2008	2007	2006
Current expense	$1,978	$3,689	$4,148
Deferred expense (benefit)	(1,813)	2,783	(585)

Total income tax expense	$165	$6,472	$3,563

The income tax expense (benefit) relates solely to state income taxes of the Company, plus the federal and state tax expense (benefit) of the Company’s indirectly owned taxable subsidiaries.

The significant components of the net deferred tax asset (liability) included in the consolidated balance sheets consisted of the following:

	2008	2007
Deferred tax assets – Taxable subsidiaries	$4,065	$1,718

Net deferred tax assets	$4,065	$1,718

Deferred tax liabilities – Taxable subsidiaries	$4,586	$3,921
Deferred tax liabilities – Partnership basis difference and other	1,317	1,481

Net deferred tax liabilities	$5,903	$5,402

Partnership basis differences are primarily attributable to differences in the tax and book basis of fixed assets and amortizable intangibles resulting from the Company’s contribution of assets and liabilities concurrent with Ferrellgas Partners’ public offering in 1994.
For Federal income tax purposes, the Company has net operating loss carryforwards of approximately $14.5 million at July 31, 2008 available to offset future taxable income. These net operating loss carryforwards expire at various dates through 2024.
The Company is potentially subject to the built-in gains tax, which could be incurred on the sale of assets owned as of August 1, 1998, the date of the Subchapter S election, and other assets acquired in connection with business combinations, that had a fair market value in excess of their tax basis as of that date. However, the Company anticipates that it can avoid incurring any built-in gains tax liability through utilization of its net operating loss carryovers and tax planning relating to the retention/disposition of these assets. In the event that the built-in gains tax is not incurred, the Company may not utilize the federal net operating loss carryforwards; therefore, a deferred tax asset has not been recognized for this portion of loss carryforward.
J. Minority interest
The minority interest on the consolidated balance sheets includes limited partner interests in Ferrellgas Partners’ common units held by the public. At July 31, 2008 and 2007, the minority interest related to the common units owned by the public was $358.7 million and $417.9 million, respectively.
K. Transactions with related parties
Note receivable with Ferrell
The Company has two notes receivable from Ferrell on an unsecured basis due on demand. Because Ferrell does not intend to repay the notes, the Company does not accrue interest income. The balances outstanding on these notes at July 31, 2008 and 2007 are $144.9 million and $145.2 million, respectively, and are reported as Note receivable from parent in Stockholder’s equity (deficiency) on the consolidated balance sheets.

Common unit issuance
During August 2006, Ferrellgas Partners issued 1.9 million common units to Ferrell for $44.1 million in cash.
Ferrellgas Partners distributions
Ferrell is the sole shareholder of the general partner and owned 20.1 million common units of Ferrellgas Partners at July 31, 2008. FCI Trading and Mr. Ferrell own 0.2 million and 4.3 million common units of Ferrellgas Partners, respectively, at July 31, 2008.
Ferrellgas Partners has paid the following common unit distributions to related parties:

	For the year ended July 31,
	2008	2007	2006
Ferrell	$40,160	$40,161	$36,377
FCI Trading	392	391	391
Mr. Ferrell	8,616	8,584	8,464
On August 26, 2008, Ferrellgas declared distributions to Ferrell, FCI Trading and Mr. Ferrell (indirectly) of $10.0 million, $0.1 million and $2.2 million, respectively, that was paid on September 12, 2008.
During February 2007, the Company made a payment of $0.3 million to the benefit of Mr. Andrew J. Filipowski pursuant to the indemnification provisions of Blue Rhino Corporation’s former bylaws and the Agreement and Plan of Merger with Blue Rhino Corporation. Mr. Filipowski is the brother-in-law of Mr. Billy D. Prim (“Mr. Prim”), who is a member of the Company’s Board of Directors.
During April 2007, a payment of $1.0 million was made to Mr. Prim in accordance with the employment agreement entered into between Mr. Prim and the Company for his employment as Special Advisor to the Chief Executive Officer, which ended in February 2007. Mr. Prim continues to serve on the Company’s Board of Directors.
During July 2008, the Company entered into a subleasing agreement with Samson Dental Practice Management, LLC (“Samson”), a company wholly-owned by Mr. Ferrell. Under the terms of the agreement, Samson will sublease approximately 3,500 square feet of the Company’s corporate facilities for approximately $5 thousand per month for three years.
During September 2008, the Company entered into a shared services agreement with Samson. Under the terms of the agreement, Samson will reimburse the Company $0.2 million per year for services provided by certain Company employees.
L. Contingencies and commitments
Litigation
The Company’s operations are subject to all operating hazards and risks normally incidental to handling, storing, transporting and otherwise providing for use by consumers of combustible liquids such as propane. As a result, at any given time, the Company is threatened with or named as a defendant in various lawsuits arising in the ordinary course of business. Currently, the Company is not a party to any legal proceedings other than various claims and lawsuits arising in the ordinary course of business. It is not possible to determine the ultimate disposition of these matters; however, management is of the opinion that there are no known claims or contingent claims that are reasonably expected to have a material adverse effect on the consolidated financial condition, results of operations and cash flows of the Company.
Ferrellgas Partners distributions
Ferrellgas Partners makes quarterly cash distributions of all of its “available cash.” Available cash is defined in the partnership agreement of Ferrellgas Partners as, generally, the sum of its consolidated cash receipts less consolidated cash disbursements and net changes in reserves established by the Company for future requirements. Reserves are retained in order to provide for the proper conduct of Ferrellgas Partners’ business, or to provide funds for distributions with respect to any one or more of the next four fiscal quarters. Distributions are made within 45 days after the end of each fiscal quarter ending January, April, July and October to holders of record on the applicable record date.
Distributions by Ferrellgas Partners in an amount equal to 100% of its available cash, as defined in its partnership agreement, will be made to the common unitholders and the Company. Additionally, the payment of incentive distributions to the holders of incentive distribution rights will be made to the extent that certain target levels of cash distributions are achieved. The publicly held common units have certain distribution preference rights over the common units held by Ferrell. See Note K – Transactions with related parties – for discussion of distributions to related parties.
Long-term debt-related commitments
The Company has long and short-term payment obligations under agreements such as senior notes and credit facilities. See Note G – Long-term debt – for a description of these debt obligations and a schedule of future maturities.
Operating lease commitments and buyouts
The Company leases certain property, plant and equipment under non-cancelable and cancelable operating leases. Amounts shown in the table below represent minimum lease payment obligations under the Company’s third-party operating leases with terms in excess of one year for the periods indicated. These arrangements include the leasing of transportation equipment, property, computer equipment and propane tanks. The Company accounts for these arrangements as operating leases.
The Company is required to recognize a liability for the fair value of guarantees issued after December 31, 2002. The only material guarantees the Company has are associated with residual value guarantees of operating leases. Most of the operating leases involving the Company’s transportation equipment contain residual value guarantees. These transportation equipment lease arrangements are scheduled to expire over the next seven fiscal years. Most of these arrangements provide that the fair value of the equipment will equal or exceed a guaranteed amount, or the Company will be required to pay the lessor the difference. The fair value of these residual value guarantees entered into after December 31, 2002 was $0.9 million as of July 31, 2008. Although the fair values of the underlying equipment at the end of the lease terms have historically exceeded these guaranteed amounts, the maximum potential amount of aggregate future payments the Company could be required to make under these leasing arrangements, assuming the equipment is worthless at the end of the lease term, was $11.4 million as of July 31, 2008. The Company does not know of any event, demand, commitment, trend or uncertainty that would result in a material change to these arrangements.

Operating lease buyouts represent the maximum amount the Company would pay if it were to exercise its right to buyout the assets at the end of their lease term.
The following table summarizes the Company’s contractual operating lease commitments and buyout obligations as of July 31, 2008:

	Future minimum rental and buyout amounts by fiscal year
	2009	2010	2011	2012	2013	Thereafter
Operating lease obligations	$27,462	$17,314	$12,337	$6,307	$3,964	$12,790
Operating lease buyouts	$11,730	$3,443	$4,850	$2,779	$357	$1,185
Certain property and equipment is leased under non-cancelable operating leases, which require fixed monthly rental payments and which expire at various dates through 2024. Rental expense under these leases totaled $44.3 million, $45.3 million, and $45.3 million for fiscal 2008, 2007 and 2006, respectively.
M. Employee benefits
Ferrell Companies makes contributions to the ESOT, which causes a portion of the shares of Ferrell Companies owned by the ESOT to be allocated to employees’ accounts over time. The allocation of Ferrell’s shares to employee accounts causes a non-cash compensation charge to be incurred by the Company, equivalent to the fair value of such shares allocated. This non-cash compensation charge is reported separately in the Company’s consolidated statements of earnings and thus excluded from operating and general and administrative expenses. The non-cash compensation charges were $12.4 million, $11.2 million and $10.3 million during fiscal 2008, 2007 and 2006, respectively. The Company is not obligated to fund or make contributions to the ESOT.
The Company and its parent, Ferrell, have a defined contribution profit-sharing plan which includes both profit sharing and matching contributions. The plan covers substantially all full time employees. With the establishment of the ESOP in July 1998, the Company suspended future contributions to the profit sharing plan beginning with fiscal 1998. The plan, which qualifies under section 401(k) of the Internal Revenue Code, also provides for matching contributions under a cash or deferred arrangement based upon participant salaries and employee contributions to the plan. Matching contributions for fiscal 2008, 2007, and 2006, were $2.6 million, $3.0 million, and $2.6 million, respectively.
The Company has a defined benefit plan that provides participants who were covered under a previously terminated plan with a guaranteed retirement benefit at least equal to the benefit they would have received under the terminated plan. Until July 31, 1999, benefits under the terminated plan were determined by years of credited service and salary levels. As of July 31, 1999, years of credited service and salary levels were frozen. The Company’s funding policy for this plan is to contribute amounts deductible for Federal income tax purposes and invest the plan assets primarily in corporate stocks and bonds, U.S. Treasury bonds and short-term cash investments. During fiscal 2008, 2007 and 2006 other comprehensive income and other liabilities were adjusted by $(0.1) million, $(0.4) million and $20 thousand, respectively.
N. Subsequent events

On August 1, 2008, the Company made scheduled principal payments of $52.0 million of the 7.12% Series C senior notes using proceeds from borrowings on the unsecured credit facility due 2010. Since borrowings under this unsecured bank credit facility are not due within one year, this $52.0 million has been classified as long term.
On August 4, 2008, the Company issued $200.0 million in aggregate principal amount of its 6.75% senior notes due 2014 at an offering price equal to 85% of par. The proceeds from this offering were used to reduce outstanding indebtedness under our unsecured credit facility due 2010.
On October 15, 2008, the Company amended its credit agreement which increased the letter of credit sublimit from $90.0 million to $200.0 million through February 28, 2009, and to $150.0 million thereafter. The letter of credit sublimit is part of, and not in addition to, the aggregate credit facility commitment. The amendment also requires the operating partnership to, on or before November 3, 2008, cash collateralize any outstanding letter of credit obligations in an amount equal to the pro rata share of any defaulting lender.